TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

This Transfer Agency and Registrar Services Agreement (this “Agreement”), dated as of November 6, 2015 is between each closed-end fund listed on Exhibit A hereto (each a “Fund” and collectively, the “Funds”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”).

1.    Appointment as Transfer Agent. Each Fund, severally and not jointly, hereby appoints AST to act as sole transfer agent and registrar for the common stock of the Fund and for any such other securities as set forth in Exhibit B hereto (which the Fund shall update as necessary to keep complete and accurate) and as the Fund may request in writing (the “Shares”) in accordance with the terms and conditions hereof, and AST hereby accepts such appointment. In connection with the appointment of AST as transfer agent and registrar for a Fund, the Fund shall provide AST: (a) Specimens of all forms of outstanding stock certificates, in the forms approved by the board of trustees of the Fund, with a certificate of the secretary of the Fund as to such approval; (b) Specimens of the signatures of the officers of the Fund authorized to sign stock certificates and specimens of the signatures of the individuals authorized to sign written instructions and requests; (c) A copy of the declaration of trust and by-laws of the Fund and, on a continuing basis, copies of all material amendments to such declaration of trust or by-laws made after the date of this Agreement (such amendments to be provided promptly after such amendments are made); and (d) A sufficient supply of blank certificates signed by (or bearing the facsimile signature of) the officers of the Fund authorized to sign stock certificates and bearing the Fund’s seal (if required). AST may use certificates bearing the signature of a person who at the time of use is no longer an officer of the Fund.

2.    Services.

a.    AST shall provide the services described on Schedule A and may provide further services to, or on behalf of, a Fund as may be agreed upon between such Fund and AST. Should AST so elect, AST shall be entitled to provide services to reunify shareholders with their assets, provided no Fund incurs additional charges for such services. Furthermore, AST shall provide information agent and proxy solicitation services to a Fund on terms to be mutually agreed upon by such Fund and AST.

b.    AST shall keep records relating to the services to be provided hereunder, in the form and manner as it may deem advisable and as required by applicable law. AST agrees that all such records prepared or maintained by it relating to the services provided by it hereunder are the property of the applicable Fund and will be preserved, maintained and made available to the Fund in accordance with the requirements of law, and will be surrendered promptly to the Fund on and in accordance with its request.

c.    AST maintains and will continue to maintain a comprehensive compliance program reasonable designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the Investment Company Act of 1940, as amended. Pursuant to its compliance program, AST will provide periodic reports to the Funds. AST will use commercially reasonable efforts to notify the Funds of substantive changes to its compliance program in advance of making such changes. In addition, on a quarterly basis, AST shall provide to the Funds a certification in connection with Rule 38a-1 under the Investment Company Act of 1940.

d.     Upon request of the Funds, AST shall provide to each Fund in connection with any annual or semi-annual shareholder report filed by the Fund or, in the absence of the filings of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect the AST’s performance of the services set forth in this Agreement and its internal controls related thereto. AST shall furnish to the Funds, on a semi-annual basis, a report in accordance with the Statements on Standards for Attestations Engagements No. 16 (the “SSAE Report”).

e.    AST will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Funds. AST will test the adequacy of it business continuity plan at least annually and upon request. Upon request, AST will provide the Funds with a letter assessing the most recent business continuity test results.

f.    During the term of this Agreement, authorized representatives of the Fund may conduct periodic site visits of AST’s facilities and inspect AST’s records and procedures solely as they pertain to AST’s services provided to the Fund under or pursuant to this Agreement. Such inspections shall occur at AST’s regular business hours and, except as otherwise agreed to by the parties, no more frequently that once a year.

3.    Representations and Warranties.

a.    Each Fund severally represents and warrants to AST that: (i) it is a statutory trust duly organized and validly existing and in good standing under the laws of the state of its organization; (ii) it is empowered under applicable laws and governing instruments to enter into and perform this Agreement; and (iii) all proceedings required by such governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement.

b.    Each Fund severally represents and warrants to AST that: (i) all of its shares issued and outstanding as of the date hereof, or to be issued during the term of this appointment, are/shall be duly authorized, validly issued, fully paid and non-assessable; (ii) all such shares are (or, in the case of shares that have not yet been issued, will be) duly registered under the Securities Act of 1933 and the Securities Exchange Act of 1934; and (iii) any shares not so registered were or shall be issued or transferred in a transaction or series of transactions exempt from the registration provisions of the relevant law, and in each such issuance or transfer, the Fund was or shall be so advised by its legal counsel and all shares issued or to be issued bear or shall bear all appropriate legends.

c.    Each Fund shall promptly advise AST in writing of any change in the capital structure of the Fund, and the Fund shall promptly provide AST with board resolutions authorizing any recapitalization of the Shares or change in the number of issued or authorized Shares.

d.     AST represents and warrants to the Funds that: (i) it is a limited liability trust company duly organized and validly existing in good standing under the laws of the State of New York; (ii) it is empowered under applicable laws and its governing instruments to enter into and perform this Agreement; and (iii) all proceedings required by such governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement; (iv) it is duly registered as a transfer agent pursuant to Section 17 of the Securities Exchange Act of 1934, and it will remain so registered for the duration of this Agreement; and (v) it is in, and will continue to be in, substantial compliance with all laws and regulations applicable to the services to be performed hereunder, including, without limitation, Section 17 of the Securities Exchange Act of 1934 and the rules thereunder. AST shall promptly advise the Funds in writing of any change in its status as a registered transfer agent.

4.    AST’s Reliance.

a.    AST may act and rely on, and shall incur no liability and shall be fully indemnified by each Fund (severally and not jointly) from any liability whatsoever in acting in accordance with, written or oral instructions received from any person it believes in good faith to be an officer, authorized agent or employee of the Fund, unless prior thereto (i) the Fund shall have advised AST in writing that it is entitled to act and rely only on written instructions of designated officers of the Fund; (ii) it furnishes AST with an appropriate incumbency certificate for such officers and their signatures; and (iii) the Fund thereafter keeps such designation current with an annual (or more frequent, if required) re-filing. AST may also act and rely on advice, opinions or instructions received from the Funds’ legal counsel. AST may, in any event, act and rely on advice received from its legal counsel at its own expense, provided that AST acts reasonably pursuant to such advice.

b.    AST may act and rely on, and shall incur no liability and shall be fully indemnified by each Fund (severally and not jointly) from any liability whatsoever in acting in accordance with: (i) any writing or other instruction believed by it in good faith to have been furnished by or on behalf of the Fund or a holder of one or more its Shares (a “Shareholder”), including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (ii) on any statement of fact contained in any such writing or instruction which AST in good faith does not believe to be inaccurate; (iii) on the apparent authority of any person to act on behalf of the Fund or a Shareholder as having actual authority to the extent of such apparent authority; (iv) on the authenticity and genuineness of any signature (manual or facsimile) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (v) on the conformity to original of any copy. AST shall further be entitled to rely on any information, records and documents provided to AST by a former transfer agent or former registrar on behalf of the Fund.

5.    Compensation. AST shall be entitled to reasonable compensation for all services rendered and shall be reimbursed for all expenses incurred, including without limitation legal costs and costs of responding to subpoenas related to the a Fund’s records (regardless of whether AST is still an Agent for the Fund) in connection with its acting as Agent, as set forth in the attached Fee Schedule dated November 6, 2015. In the event that the scope of services to be provided by AST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services. In the event that a Fund, without terminating this Agreement in its entirety, retains a third-party to provide services already provided hereunder, the Fund shall pay to AST a reasonable fee to compensate AST for costs associated with interfacing with such third-party as mutually agreed upon by the Fund and AST. On termination of its services as Agent for any Fund, AST shall be entitled to reasonable additional compensation from such Fund for the service of preparing records for delivery to the successor agent or to the Fund, and for forwarding and maintaining records with respect to certificates received after such termination.

6.    Performance of Services. In the event that a Fund commits any breach of its material obligations to AST, including non-payment of any amount owing to AST, and such breach remains uncured for more than forty-five (45) days, AST shall have the right to terminate or suspend its services to such Fund upon notice to such Fund. During such time as AST may suspend its services to a Fund, AST shall have no obligation to act as transfer agent and/or registrar on behalf of such Fund and AST shall have no duties to act in such capacity. Such suspension shall not affect AST’s rights under this Agreement. In the event that AST commits any breach of its material obligations to a Fund and such breach remains uncured for more than forty-five (45) days, the Funds shall have the right to terminate this Agreement upon notice to AST. On termination of the appointment of AST for any reason, AST will perform its services in assisting with the transfer of records in a diligent and professional manner.

7.    Maintenance of Deposit Account. All funds received by AST for distribution on behalf of a Fund will, if so requested, be deposited by AST in a segregated bank account. Each Fund, which will, upon request, be given a copy of the bank’s statements for such account, shall have the responsibility to reconcile such account. Each Fund shall also have the responsibility to discharge all escheat obligations relating to such funds. If so requested by AST, each Fund shall, at its expense, furnish AST with a written opinion of its legal counsel regarding such obligations.

8.    Lost Certificates. AST shall be authorized to issue replacement certificates for stock certificates claimed by a Shareholder to have been lost, stolen or mutilated upon receipt of an affidavit of the Shareholder to such effect and receipt of payment from the Shareholder of a premium for an indemnity bond purchased through AST or, at the option of the Shareholder, any surety company reasonably acceptable to AST.

9.    Overissue. If AST receives a stock certificate not reflected in its records, AST will research records, if any, delivered to it upon its appointment as transfer agent from a prior transfer agent (or from a Fund). If such records do not exist or if such certificate cannot be reconciled with such records, then AST will notify the applicable Fund. If neither such Fund nor AST is able to reconcile such certificate with any records (so that the transfer of such certificate on the records maintained by AST would create an overissue), such Fund shall within sixty (60) days either: (i) increase the number of its issued Shares, or (ii) acquire and cancel a sufficient number of issued Shares, to correct the overissue.

10.    Confidentiality. AST acknowledges that it will acquire information and data from each Fund, and such information and data are confidential and proprietary information of the Funds (collectively, “Confidential Information”). Confidential Information may include, but shall not be limited to, information related to clients, business plans, shareholders, business processes, and other related data, all in any form whether electronic or otherwise, that AST acquires in connection with this Agreement. Confidential Information will not include, however, any information that (i) was in the possession of AST at the commencement of the services contemplated under this Agreement, (ii) became part of the public domain through no fault of AST or (iii) became rightfully known to AST or its affiliates through a third party with no obligation of confidentiality to any Fund, or (iv) is independently developed by AST. AST agrees not to disclose the Confidential Information to others (except as required by law or permitted by AST’s privacy policy then in effect) or use it in any way, commercially or otherwise, except in performing services hereunder, and shall not allow any unauthorized person access to the Confidential Information. AST further agrees to exercise at least the same degree of care as it uses with regard to its own confidential information, but in no event less than reasonable degree of care, in protecting the Confidential Information.

11.    Limitations on AST’s Responsibilities. AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presenters; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may, however, delay or decline an issuance or transfer if it deems it to be in its or a Fund’s best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of a Fund, if it is a successor transfer agent or successor registrar, unless no discrepancy existed in the records of such Fund and any predecessor transfer agent or predecessor registrar. AST shall not be deemed to have notice of, or be required to inquire regarding, any provision of a Fund’s declaration of trust or by-laws, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from such Fund, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not affected by it.

12.    Limitations on Liability. In no event shall any party hereto have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover; provided, however, that the foregoing shall not limit the indemnification obligations of the Funds or AST hereunder with respect to any third-party claims. Neither parties’ liability arising out of or in connection with this Agreement shall exceed the aggregate amount of all fees (excluding expenses) paid under this Agreement (or the Sub-Transfer Agency and Registrar Services Agreement by and between Pioneer Investment Management Shareholder Services, Inc. and AST with respect to the Funds) in the twelve (12) month period immediately preceding the date of the first event giving rise to liability; provided, however, that the foregoing shall not limit the indemnification obligations of the Funds hereunder with respect to any third-party claims.

13.    Indemnities. (a) From and at all times after the date of this Agreement, each Fund severally covenants and agrees to defend, indemnify, reimburse and hold harmless AST and its officers, directors, employees, affiliates and agents (each, an “AST Indemnified Party”) against any actions, claims, losses, liability or reasonable expenses (including legal and other fees and expenses) (collectively, “Losses”) incurred by or asserted against any AST Indemnified Party arising out of or in connection with entering into this Agreement, the performance of AST’s duties thereunder, or the enforcement of the indemnity under this clause (a) except for such losses, liabilities or expenses incurred as a result of an AST Indemnified Party’s sole negligence, bad faith or willful misconduct. No Fund shall be liable under this indemnity with respect to any claim against an AST Indemnified Party unless the Fund is notified of the written assertion of such a claim, or of any action commenced against an AST Indemnified Party, promptly after AST shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by AST to provide such notice shall not relieve a Fund of any liability hereunder if no prejudice occurs.

(b) No Fund shall be responsible for, and, subject to Section 12, AST shall indemnify and hold each Fund harmless from and against, any and all Losses arising out of or attributable to the sole negligence, bad faith or willful misconduct of AST (or any of its agents or subcontractors) in the performance of its duties hereunder or the enforcement of the indemnity under this clause (b).

(c) All provisions regarding indemnification, liability and limits thereon shall survive the termination of this Agreement.

14.    Force Majeure. AST is not liable for failure or delay in the performance of its obligations under this Agreement if such failure or delay is due to causes beyond its reasonable control, including but not limited to Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service or any other force majeure event. No Fund is entitled to terminate this Agreement under Section 6 (Performance of Services) in such circumstances.

15.    No Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only AST and each Fund and their respective successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries of this Agreement.

16.    Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York, without giving effect to the conflict of laws principles thereof.

17.    Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties hereto agree that the Supreme Court of the State of New York within New York County shall have sole and exclusive jurisdiction. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts. Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this section of this Agreement with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties hereto irrevocably to waive the right to trial by jury in any litigation related to or arising under this Agreement.

18.    Assignment. AST may assign this Agreement or any rights granted thereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of AST’s assets or business without the prior written consent of the Company.

19.    Term: The initial term of this Agreement shall be three (3) years from the date hereof and the appointment shall automatically be renewed for further three (3) year successive terms without further action of the parties, unless, with respect to the termination of this Agreement for any Fund, written notice is provided by AST or such Fund at least ninety (90) days prior to the end of the initial or any subsequent three (3) year period. The term of this appointment shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of any Fund.

20.    Notices. The address of each Fund to which notices may be sent is c/o Pioneer Investment Management, Inc., 60 State Street, Boston, Massachusetts 02109, Attention: General Counsel. The address of AST to which notices may be sent is 6201 15th Avenue, Brooklyn, New York 11219, Attention: General Counsel.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC	EACH OF THE FUNDS LISTED ON EXHIBIT A ATTACHED HERETO (as amended from time to time) (Severally and not jointly)

By: /s/ Carlos Pinto	By: /s/ Mark E. Bradley
Name: Carlos Pinto	Name: Mark E. Bradley
Title: Senior Vice President	Title: Treasurer

EXHIBIT A

Pioneer High Income Trust
Pioneer Municipal High Income Trust
Pioneer Municipal High Income Advantage Trust
Pioneer Floating Rate Trust
Pioneer Diversified High Income Trust

EXHIBIT B

Each Fund is authorized to issue the following shares/units set forth opposite its name below:

Company Name	Class of Stock	Par Value	Number of Shares/Units Authorized
Pioneer High Income Trust	Common		Unlimited
Pioneer Municipal High Income Trust	Common		Unlimited
Pioneer Municipal High Income Advantage Trust	Common		Unlimited
Pioneer Floating Rate Trust	Common		Unlimited
Pioneer Diversified High Income Trust	Common		Unlimited

SCHEDULE A

SHAREHOLDER ACCOUNT MAINTENANCE AND RECORDKEEPING

•	Open new accounts, consolidate and close shareholder accounts

•	Maintain all shareholder accounts

•	Process address changes, including seasonal addresses

•	Place, maintain and remove stop transfers

•	Post all debit and credit certificate transactions

•	Perform social security solicitation

•	Handle shareholder and broker inquiries, including internet correspondence

•	Respond to requests for audit confirmations

•	Comply with the provisions of SEC Rules 17Ad-6 and 17Ad-7

REGULATORY COMPLIANCE

•	Issue audit confirmations to company’s auditors

•	Perform OFAC searches

•	Know Your Customer (KYC) program for all new client business

•	SAR’s filed if deemed required (Client notified if appropriate and permissible)

•	Perform SEC-mandated lost shareholder searches

STOCK AUDIT / CONTROL BOOK FUNCTIONS

•	Maintain accurate records of outstanding shares

•	Respond to requests for audit confirmations

•	Allow clients web access to the total outstanding share balances for any date after 1996 and/or a list of transactions affecting outstanding shares within a specified date range

•	Track client-specified reserve accounts

CERTIFICATE AND SECURITY ISSUANCE FUNCTIONS

•	Process all routine transfers

•	Post all debit and credit certificate transactions

•	Issue stock certificates

•	Create book entry DRS positions

•	Participate in the DRS profile system, allowing broker “sweeps” of registered positions

•	Interface electronically with DTC/CEDE & CO.

•	Mail newly-issued certificates and/or DRS advices to shareholders

•	Replace lost or stolen certificates

•	Issue and registering all stock certificates

•	Issue stock options through the DWAC System. Optionee accounts at brokerage houses are credited the same day that instructions are received

•	Process legal transfers and transactions requiring special handling

•	Provide e-mail access for the same day issuance of stock options

•	Provide daily reports of processed transfers

REPORTING

•	Email daily of all transfer activity detail to company designated personnel

•	Furnish unlimited shareholder list, sorted by company-designated criteria

•	Provide unlimited sets of mailing labels

LISTS AND MAILINGS

•	Enclosing multiple proxy cards to same household in one envelope (when applicable)

•	Monitoring and suppressing undeliverable mail until correct address is located

•	Furnishing unlimited shareholder lists, in any sequence

•	Providing geographical detail reports of all stocks issued/surrendered over a specific period

•	Providing unlimited sets of mailing labels

WEB-BASED ORIGINAL ISSUANCE (OI) / DWAC SYSTEM 1

•	Facilitate Deposit/Withdrawal At Custodian (DWAC) and original issuances may be initiated from the client’s desktop via the internet

•	Credit (generally) DWACs within one hour of receipt

•	Facilitate client-entry of data for original issuance, ensuring that information is presented exactly as requested

•	All multiple requests to be submitted on the same form at the same time

•	Generate instant e-mail notification of submissions

•	Notify client via email when matching broker instructions have not been received

•	Provide designated brokers the ability for brokers to log into the system and track the status of company-submitted items

•	Report daily and monthly transactions via e-mail

•	Enforce a built-in security procedure

TECHNOLOGY AND INTERNET ACCESS

Shareholders via the Internet

•	Retrieve account information (including outstanding certificates and checks) 24 hours a day, 7 days a week

•	Review frequently asked questions, including transfer requirements.

•	Download forms (e.g., affidavit of domicile, form W8/W9, letters of transmittal, stock power, etc.)

•	Change account addresses

•	Replace lost, stolen or non-received checks

•	Replace lost, stolen or non-received stock certificates

•	Obtain a duplicate 1099 tax form

[1]	AST does not charge a fee for DWAC processing, your broker may charge your company for fees incurred from receipt of shares.

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•	Sign up for electronic delivery (for example proxy materials)

•	Request a certificate for shares held in book-entry or plan form

•	Enroll to have dividends directed toward purchase of additional shares

•	Review concise and plain-English descriptions of current corporate actions and other significant company events

•	Send e-mail inquiries concerning their account, or conduct an online chat session with one of our customer service representatives

SHAREHOLDERS VIA THE INTERACTIVE VOICE RESPONSE (IVR)

•	Obtain account-specific information, including account balance

•	Execute plan transactions, including sales and certification requests

•	Request a duplicate 1099 form, with delivery via mail or fax

•	Request a transfer package, with delivery via mail or fax

•	Request forms to effect address changes, check replacements, stock certificate replacements and direct deposit enrollments

•	Obtain information pertaining to current corporate actions or other significant company events

SHAREHOLDER (INQUIRIES)

•	Distribute “welcome” material to new shareholders

•	Provide unlimited assistance to shareholders related to their securities holdings as they initiate account inquiries or perform transactions, including:

•	Guidance through common transactions

•	Explanations for transaction rejections and the corrective steps required to complete their request

•	Provide 24/7 account access via the internet and IVR telephonic system (unlimited)

•	Provide toll-free 800 number for shareholder-initiated telephone inquiries to our call center

CLIENT-DESIGNATED PERSONNEL VIA THE INTERNET

•

View and download detailed shareholder data, including: name, address of record, account number(s), number of shares held in certificate and book-entry form, historical dividend–related information and cost basis reporting information.

•	Obtain total outstanding share balances for any date after 1996 and/or a list of transactions affecting outstanding shares within a specified date range

•	Utilize our reporting tool to generate comprehensive reports in a real-time environment, with immediate e-mail delivery

•	Issue stock options and effect delivery through the DWAC system

•	Update company profile and corporate information

AST’s Control Books Tracking

•	Access the number of outstanding shares as of any given date

•	Elect to receive daily emails of control books information

•	Access transactions affecting the number of outstanding shares in a client-specified date range

AST’s Proxy Central

•	Proxy reports (either summary or detail) by proposal

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•	Voting status on the fifty largest accounts

•	Shareholders attending your annual meeting

•	DTC position listing

•	Broker voting detail

ANNUAL SHAREHOLDER MEETING

•	Process proxy votes for routine/non-routine meetings

•	Imprint shareholders’ name on proxy cards

•	Mail material to shareholders

•	Prepare and transmit daily proxy tabulation reports to the company via email

•	Provide certified shareholder list via hard copy/CD-ROM per request

•	Facilitate proxy distribution mailing

DIVIDEND DISBURSEMENT

•	Confirm in writing that the dividend notice was received

•	Prepare and calculate dividend payments

•	Coordinate the mailing of dividend checks and enclosures to the shareholders

•	Furnish one copy of the dividend register, hard copy or CD-ROM (if requested)

•	Answer shareholder inquiries relative to dividend payments

•	Place stop payment orders on reported lost dividend checks

•	Issue replacement dividend checks / sales checks

•	Provide copies of paid dividend checks upon request

•	Reconcile the dividend disbursing accounts maintained by AST

•	Report annual dividend income to shareholders on IRS form 1099-DIV

•	File annual tax information electronically to the internal revenue service.

•	Withhold and remit backup withholding taxes as required by the internal revenue service

•	Withhold foreign tax and file foreign tax reports as required by the internal revenue service.

•	Maintain custody and control of all undeliverable checks and forward returned items to shareholders upon notice of a current address

INVESTMENT PLAN ADMINISTRATION

•	Handle reinvestment and/or cash investment transactions for all plan participant accounts

•	Prepare and mail or transmit a year to date detailed dividend reinvestment statement to each plan participant

•	Maintain plan accounts and establish new participant accounts via internet and mail

•	Provide for direct debit of shareowner accounts for optional cash, as required

•	Process book-to-book transfers and partial and full share sales

•	Process termination and withdrawal requests by internet, mail or telephone

•	Provide safekeeping for shares in the plan

•	Handle all plan inquiries

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•	Prepare and mail tax form 1099/1099B/1042 to participants and related filings with the IRS

•	Mail or transmit prospectus and enrollment package as requested by potential or existing shareowners

•	Oversee the fulfillment process for potential new investors

DIVIDEND REINVESTMENT PLAN ADMINISTRATION

•	Open and maintain participant accounts

•	Acknowledge and process reinvestment, direct debit and optional cash payments

•	Mail quarterly dividend reinvestment statements within 24 hours of payable date

•	Correspond with plan participants

•	Mail proceeds to plan participants liquidating or terminating the plan

•	Mail year-end tax information to plan participants and the IRS

•	Provide periodic investment reports to the company

•	Process applicable cash distribution payments

•	Prepare and mailing checks to shareholders

•	Insert all required enclosures

•	Process ACH/direct deposit payments and mailing acknowledgments

•	Issue replacement checks

•	Apply integrated reconciliation programs

•	Provide check registers to company in pdf format

•	Produce all applicable tax forms

•	Mail year-end 1099 forms to shareholders

•	Furnish year-end 1099 tax forms to shareholders

•	Replace lost 1099 tax forms to shareholders

•	Furnish appropriate escheatment reports to various state agencies

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FEE SCHEDULE

TRANSFER AGENT AND RELATED SERVICES

All standard services listed on the Addendum of Comprehensive Services attached hereto are included in Pioneer’s flat monthly fee.

Pioneer High Income Trust

Pioneer Municipal High Income Trust

Pioneer Municipal High Income Advantage Trust

Pioneer Floating Rate Trust

Pioneer Diversified High Income Trust

Monthly Administration Fee Per Fund	$1,050.00

SPECIAL SERVICES

Services not included in this fee proposal, but deemed necessary or desirable by the corporate issuer, may be subject to additional charges. Examples of such services include trustee/custodial services, exchange/tender offers and stock dividends.

OUT-OF-POCKET EXPENSES

Note that all customary out-of-pocket expenses will be billed in addition to the fees listed above. These charges include, but are not limited to: printing and stationery, freight and materials delivery, postage and handling.

The fees quoted in this schedule apply to services ordinarily rendered by AST and are subject to reasonable adjustment based on final review of documents, or when AST is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures or the cost of doing business demand. Furthermore, the fees quoted in this schedule are based upon information provided to AST and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by AST.

Services in addition to and not contemplated in this proposal, including, but not limited to, document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.

AMENDMENT TO TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

THIS AMENDMENT TO TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT (this “Amendment”), dated as of July 26, 2021 (the “Effective Date”), by and between each closed-end fund listed on Exhibit A hereto (each a “Fund” and collectively, the “Funds”) and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company (“AST”; together with the Funds, the “Parties” and each, a “Party”).

WHEREAS, the Parties entered into that certain Transfer Agency and Registrar Services Agreement, dated as of November 6, 2015 (as amended, amended and restated, supplemented or modified from time to time, the “Agreement”); and

WHEREAS, the Parties wish to amend the Agreement pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

2. Amendment. As of the Effective Date, the Agreement is hereby amended as follows:

(a)	The Agreement is hereby amended by adding the following as new Section 2.g:

“g. AST agrees to cooperate with reasonable requests from a Funds to participate in the Funds’ vendor governance program. Participation could include, but is not limited to: (a) responding to the Funds’ annual assessment questions and requests for results of AST’s business continuity testing and (b) providing copies of AST’s SSAE-16 report, proof of professional insurance coverage and financial statements. To enable the Funds to audit AST’s compliance with this Agreement, AST agrees, upon reasonable prior request and during normal business hours, to allow the Funds to perform on-site inspections of AST’s premises to review, as necessary or appropriate, such of AST’s systems, documents, and written policies that relate to the services or products that are the subject of this Agreement.

(b)	Exhibit A to the Agreement is amended by replacing such exhibit with the Exhibit A attached hereto.

3. Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Amendment Effective Date, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import will mean and be a reference to the Agreement, as amended by this Amendment.

4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, corporate power and authority to enter into this Amendment and to perform its obligations hereunder and under the Agreement as amended by this Amendment.

(b) This Amendment has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

5.	Miscellaneous.

(a) This Amendment is governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles.

(b) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(d) This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

EACH OF THE FUNDS LISTED ON EXHIBIT A ATTACHED HERETO (as amended from time to time) (Severally and not jointly)

By:	/s/ Christopher J. Kelley

Name: Christopher J. Kelley
Title: Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Carlos Pinto

Name: Carlos Pinto
Title: Senior Vice President

EXHIBIT A

Pioneer High Income Fund, Inc.*

Pioneer Municipal High Income Fund, Inc.*

Pioneer Municipal High Income Advantage Fund, Inc.*

Pioneer Floating Rate Fund, Inc.*

Pioneer Diversified High Income Fund, Inc.*

Pioneer Municipal High Income Opportunities Fund, Inc.

*

On April 21, 2021, the designated Fund redomiciled from a Delaware statutory trust to a Maryland corporation (the “redomiciling”). The redomiciling was effected through a statutory merger of the Delaware statutory trust with and into a newly-established Maryland corporation formed for the purpose of effecting the redomiciling.